UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01   Other Events.

Stonecrossing of Westchase

On or about April 19, 2013, our wholly-owned subsidiary, TRB Houston Galleria LLC, entered into a joint venture with Besyata Galleria Westchase Apartment Investors LLC .  Contemporaneously therewith, the joint venture purchased Stonecrossing of Westchase, a 240 unit multi-family property located at 3030 Elmside Drive, Houston, TX, from Sabino Stonecrossing LP.  The joint venture paid approximately $17.86 million for the property (including the $16.76 million contract purchase price and the remaining $1.1 million representing, among other things, third party acquisition costs, insurance and real estate tax escrows and a reserve for renovations), of which approximately $13.2 million was financed.  We contributed $3.72 million to the joint venture in exchange for an 80% equity interest therein.

The $13.2 million loan bears interest at the rate of 3.95% per annum, is interest only until June 1, 2015, amortizes on a 30 year amortization schedule thereafter, matures in May 2023, is secured by the acquired property, provides for customary events of default and is non-recourse to us and TRB Houston Galleria LLC.

Courtney Station Apartments

On or about April 29, 2013, our wholly-owned subsidiary, TRB Courtney Station LLC, entered into a joint venture with Arenda Capital Partners II, LLC. Contemporaneously therewith, the joint venture purchased Courtney Station Apartments, a 300 unit multi-family property located at 285 Park Avenue, Pooler, GA, from Courtney Station, LLC.  The joint venture paid approximately $36.55 million for the property (including the $35.25 million contact purchase price and the remaining $1.30 million represents, among other things, third party acquisition costs and insurance and real estate tax escrows), of which approximately $26.4 million was financed.  We contributed $8.12 million to the joint venture in exchange for an 80% equity interest therein.

The $26.4 million loan bears interest at the rate of 4% per annum, is interest only until April 2016, amortizes on a 30 year amortization schedule thereafter, matures in June 2023,  is secured by the acquired property, provides for customary events of default and is non-recourse to us and TRB Courtney Station LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: May 3, 2013	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance